Exhibit 99.1

Great Lakes Reports Second Quarter Results

Forecasts Solid Year – EBITDA of $85 to $90 Million

OAK BROOK, Ill.--(BUSINESS WIRE)--August 2, 2011--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter and six months ended June 30, 2011.

Commentary

Chief Executive Officer Jonathan Berger said, “As we have seen over the years, our businesses’ quarterly results are seldom even. Accordingly, comparisons to the previous quarter or year are not necessarily indicative of the trends or state of current business conditions. In the second quarter, the dredging segment’s revenue was affected by equipment downtime resulting from a combination of unanticipated and accelerated shipyard repairs. Contract margins did remain strong, but reduced revenue results in lower fixed cost coverage, reducing gross margins. As we analyze our current backlog mix and project execution schedule, combined with our bidding success in July, the dredging segment is positioned for a strong second half of 2011.

“We made significant management changes in our demolition segment during the second quarter as part of our strategy to more fully-integrate these businesses. The restructuring was headed by a member of Great Lakes senior management, who has been on site since March. At that time a new operating management team was assembled, a focused business plan was prepared, control and process improvements were implemented and a search for a permanent demolition division manager was launched. We are in the final process of our search for a division manager and expect to announce our selection soon. We are optimistic that the changes in the operations of this segment will have long term positive effects on that business. The current success of the I-10 bridge demolition project in Louisiana, and the related upgrade in operating management for the project, highlights the potential for success in that market. It also represents the strategic advantages and opportunities that result from the integration of our two business segments. We expect the demolition segment to yield positive results for the second half of the year. However, demolition projects in the New York market, which we entered in 2010, continued to experience cost overruns resulting in additional losses during the quarter. This, along with additional legal expenses, drove down our second quarter results for the demolition segment.

“In July we announced the formation of a 50/50 joint venture with Environmental Remediation Holding Inc. (ERH). ERH is a subsidiary of DEC, a leading Belgium-based, international environmental specialist contractor which holds DEC process licenses for soil remediation and dredged sediment treatment. This joint venture positions us nicely to accelerate expansion into the environmental services market in our dredging and demolition businesses, each of which has experienced increasing requirements for handling contaminated sediments and soils at project sites.”

2011 Second Quarter Operating Results

	Q2 2011	Q2 2010
Revenue	$155.0 million	$180.1 million
Decrease	13.9%

The revenue decrease results from a decline in domestic dredging revenue primarily due to equipment downtime, both planned and unplanned, that occurred in the quarter. These factors were partially offset by improved foreign revenue, higher demolition segment revenue and revenue from rivers and lakes dredging activity resulting from our Matteson acquisition in late 2010. Vessel downtime generally results in lower revenue and project margins and increased in maintenance expense, especially when that downtime is unanticipated. Second quarter 2010 beach revenue was atypically high due to the Company’s significant beach backlog at the end of 2009. Although beach revenue declined in the second quarter of 2011, the Company has been awarded $90 million of beach projects in 2011, which exceeds the total awards in 2010. Most of these projects are scheduled for execution in the second half of 2011. Capital dredging revenue declined in the second quarters due to fewer capital projects being worked on in the second quarter of 2011, resulting from a lower capital win rate in 2010. In addition, the rivers and lakes dredging market contributed $7.5 million in revenue. The demolition segment experienced higher revenue levels in the quarter as it worked off backlog from the New York market and due to the Louisiana bridge project that was started earlier this year.

	Q2 2011	Q2 2010
Gross Profit	$19.8 million	$34.6 million
Gross Profit Margin	12.8%	19.2%

Consolidated gross profit margin (gross profit divided by revenue) quarter over quarter declined, including a decline in dredging gross profit margin from 20.7% to 17.3% due to increased vessel downtime.

The consolidated gross margin decline was primarily attributable to a negative gross profit in our demolition segment. As noted in previous releases, the demolition segment has been adversely affected by projects in a new market, but startup costs and the learning curve were underestimated by former demolition management when pursuing growth into this new market. Current demolition management is now focused on implementing a more rigorous bidding process in all markets it serves and understanding the complexities and nuances in the New York market and evaluating its future viability. Great Lakes and demolition management have assigned new, well qualified project managers to several key projects. Certain of these projects were not complete at quarter end and required the recording of loss reserves due to additional cost overruns during the quarter.

	Q2 2011	Q2 2010
Operating Income	$8.7 million	$20.2 million
Decrease	56.9%

Operating income decreased from the 2010 second quarter due to the decreased gross profit, primarily from the demolition segment. General and administrative expense decreased compared to the second quarter of 2010 due to one-time executive severance costs incurred 2010; however the demolition segment recorded $1.3 million of expense related to the investigation resulting from two subpoenas that were received in April of this year. These expenses are expected to significantly decrease in future periods. Also during the quarter, the Company completed the sale of an outdated, underutilized hopper dredge, which generated cash proceeds of $6.6 million and resulted in a gain of $2.1 million.

	Q2 2011	Q2 2010
Net Income attributable to Great Lakes	$1.7 million	$10.8 million

Per Diluted Share	$0.03	$0.18

Net income attributable to Great Lakes decreased as a result of lower operating income as discussed and from increased interest expense.

Interest expense of $4.9 million increased by $1.9 million over the second quarter of 2010, primarily due to the issuance of $250 million of 7.375% senior notes in first quarter. The new notes carry a more favorable interest rate than the previous notes; however the $75 million increase in debt outstanding results in an increase in interest expense. Finally, the gain on the Company’s interest rate swaps decreased by $0.6 million compared to the second quarter of 2010 when interest rates were declining.

	Q2 2011	Q2 2010
Adjusted EBITDA	$17.3 million	$29.1 million
Decrease	40.5%

	June 30, 2011	June 30, 2010
Net Debt	$161.6 million	$122.9 million

Great Lakes had cash and cash equivalents of $96.0 million as of June 30, 2011. Outstanding debt consisted of $250 million of 7.375% senior unsecured notes and a $7.5 million note issued as a part of the Matteson acquisition. At June 30, 2011 the Company had $9.1 million of outstanding letters of credit issued under its revolving credit facility, but no borrowings, resulting in $136.0 million of borrowing availability.

Six-Months Ended June 30, 2011

	YTD 6/30/2011	YTD 6/30/2010
Revenue	$310.3 million	$341.5 million
Decrease	9.1%

Revenues decreased primarily as a result of lower domestic dredging activity, which was partially offset by an increase in demolition revenue and contribution from rivers and lakes dredging projects.

	YTD 6/30/2011	YTD 6/30/2010
Gross Profit	$47.2 million	$65.1 million
Gross Profit Margin	15.2%	19.1%

Gross profit margin of 18.9% for the dredging segment for the six months ended June 30, 2011 was below that of the prior year of 20.1%, but consolidated gross profit margin declined more due to losses incurred on projects in the demolition segment.

	YTD 6/30/2011	YTD 6/30/2010
Operating Income	$24.3 million	$39.6 million
Decrease	38.6%

Operating income decreased year to date due to the decreased gross profit, primarily from the demolition segment.

	YTD 6/30/2011	YTD 6/30/2010
Net Income attributable to Great Lakes	$4.1 million	$20.1 million

Per Diluted Share	$0.07	$0.34

Interest expense of $10.9 million increased by $4.7 million, over the prior year primarily due to the issuance of $250 million of 7.375% senior notes early this year and the subsequent redemption of the $175 million of 7.75% senior subordinated notes. Due to timing requirements of redeeming the senior subordinated notes, both notes were outstanding and accruing interest for approximately 30 days in the first quarter, resulting in incremental interest expense of $1.1 million. In addition, although the new notes have a lower interest rate, the increase in debt outstanding results in an increase in interest expense. Finally, the gain on the Company’s interest rate swaps decreased by $1.3 million compared to the first half of 2010 when interest rates were declining.

The decline in Net Income attributable to Great Lakes results from the decline in operating activities, as well as one time charges related to the issuance of the new notes.

	YTD 6/30/2011	YTD 6/30/2010
EBITDA	$41.9 million	$57.3 million
Decrease	26.9%

Bid Market & Backlog

The domestic dredging bid market for the first half of 2011 totaled $333 million, compared to $303 million in the first half of 2010. Great Lakes won 78%, or $90 million, of the beach nourishment projects awarded to date 2011, as well as 22%, or $30 million, of the maintenance projects and 12%, or $9 million, of the capital projects awarded. Year to date, the Company won 40% of the overall domestic bid market, on par with its three year average of 39%. Significantly, subsequent to the end of the second quarter, the Company won over $90 million in projects, including a $43 million Louisiana coastal restoration project. Project timing, competitive factors and equipment utilization/deployment can result in significant variability in bid results in any given period.

The Company’s dredging backlog was $197 million at June 30, 2011 compared to $283 million as of December 31, 2010. The June 30, 2011 amounts do not reflect approximately $27 million of domestic low bids pending formal award and additional phases (“options”) pending on projects currently in backlog. At December 31, 2010 the amount of domestic low bids pending award was $34 million.

Demolition segment backlog was $74 million and $81 million at June 30, 2011 and December 31, 2010, respectively.

Commentary

President and CFO Bruce Biemeck said “While the second quarter was challenging, we have carefully evaluated the second half plan, considering both backlog and cost structure, and are optimistic that 2011 will meet our overall expectations and represent a continued step in the transition and growth we have established in our strategic planning process. We expect the demolition segment to contribute positively to second half earnings as we continue its transition and integration with our dredging operations. Not only are we pleased with the components of our backlog in both segments, our outlook for upcoming opportunities is stronger than in recent years.

“As we look to the second half of the year, a large capital project in New York is scheduled for bidding, which had not been expected to bid this year. The new focus in Washington on marine infrastructure is manifesting itself as evidenced by the bipartisan interest in addressing deferred and long overdue needs.

“The $43 million Louisiana coastal restoration project won by Great Lakes in July, along with another coastal project that was let to bid, demonstrates that resources are finally going to help restore the barrier islands and wetlands that provide natural protection from storms. We anticipate numerous projects in the Gulf States in coming periods resulting from a fund established following the Deepwater Horizon Oil Spill, which has not yet released projects. We are excited about the potential opportunity to work on these projects which have been long overdue to restore the eroding coastline.

“We have seen further evidence of an increase in international dredging plans as previously reported, particularly in the Middle East, and we continue to follow the many opportunities in Brazil. Several projects are being advertised that fit well with our expertise and equipment.

“The demolition business has maintained a strong backlog, with $74 million in backlog at quarter end. The transition to a new management team in the demolition business continues to go well and we look forward to strengthening and growing the business. The integration of our demolition and dredging businesses is a pivotal step in this process. The $25 million bridge demolition project in Louisiana is a joint effort of demolition and dredging expertise and underscores the importance of integrating the businesses.

Financial Outlook

Bruce Biemeck continued, “As in previous years, we have deferred Adjusted EBITDA guidance until mid-year due to the limited visibility we have for future project opportunities. Accordingly, we are now providing Adjusted EBITDA guidance for 2011 in the range of $85 to $90 million. Our previous two years were favorably impacted by unexpected market opportunities. We are pleased to forecast a strong 2011 without any exogenous events expected to occur this year. We have faced some challenges this year, particularly in the demolition segment, but the performance in other market areas and the further strengthening of our business model reinforces our ability to respond to these challenges. We are focused on not only growing our business, but also deploying capital more efficiently and garnering strong returns on all of our assets.”

Jonathan Berger concluded: “We are pleased with our first half results, which are ahead of plan for our dredging operations, but we recognize our demolition business requires greater attention and are responding to those needs. We are confident that with our planning process and resulting internal changes, we are on the right path and remain on track for a successful year. While acknowledging there are challenges ahead, the challenges provide many opportunities and we feel encouraged as we look at near- and long-term opportunities for the Company. We profoundly thank the Great Lakes team for their continued efforts in growing our business and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt restructuring expense. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 2, 2011 at 9:00 a.m. C.D.T. The call in number is 800-573-4754 and passcode is 23662676. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 82041522.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 121-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers which ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized dredging and support vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statement of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$154,959	$180,135	$310,297	$341,535

Gross profit	19,766	34,589	47,208	65,073

General and administrative	13,622	14,374	25,711	25,444
Gain on sale of assets	(2,513)	-	(2,771)	-

Operating income	8,657	20,215	24,268	39,629

Other income (expense)
Interest expense- net	(4,911)	(2,995)	(10,861)	(6,215)
Equity (loss) in joint ventures	(123)	(131)	(714)	(853)
Loss on extinguishment of debt	-	-	(5,145)	-

Income before income taxes	3,623	17,089	7,548	32,561

Income taxes	(1,455)	(6,755)	(2,982)	(12,994)

Net income	2,168	10,334	4,566	19,567

Net (income) loss attributable to noncontrolling interest	(462)	474	(468)	567

Net income attributable to Great Lakes Dredge & Dock Corporation	$1,706	$10,808	$4,098	$20,134

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.03	$0.18	$0.07	$0.34
Basic weighted average shares	58,875	58,602	58,830	58,575

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.03	$0.18	$0.07	$0.34
Diluted weighted average shares	59,184	58,781	59,228	58,748

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income attributable to Great Lakes Dredge & Dock Corporation	$1,706	$10,808	$4,098	$20,134
Adjusted for:
(Gain) Loss on extinguishment of debt	-	-	5,145	-
Interest expense, net	4,911	2,995	10,861	6,215
Income taxes	1,455	6,755	2,982	12,994
Depreciation and amortization	9,238	8,554	18,804	17,993

Adjusted EBITDA	$17,310	$29,112	$41,890	$57,336

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$95,997	$48,478
Total current assets	296,100	222,969
Total assets	757,334	693,825
Total short-term debt	2,611	2,803
Total current liabilities	119,078	132,817
Long-term debt	255,000	180,000
Total equity	281,501	276,825

Great Lakes Dredge & Dock Corporation
Supplementary financial data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net cash flows provided by (used in) operating activities	$(4,894)	$38,446	$(10,445)	$75,645

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues (in thousands)	2011	2010	2011	2010
Dredging:
Capital - U.S.	$44,480	$72,164	$90,509	$116,251
Capital - foreign	16,065	13,640	37,936	39,212
Beach	28,376	43,099	46,233	81,704
Maintenance	28,703	36,696	75,942	77,473
Rivers and Lakes	7,461	-	11,062	-
Dredging Revenue	125,085	165,599	261,682	314,640
Demolition	29,874	14,536	48,615	26,895
Total Revenue	$154,959	$180,135	$310,297	$341,535

	As of
	June 30,
Backlog (in thousands)	2011	2010
Dredging:
Capital - U.S.	$49,086	$170,709
Capital - foreign	53,941	35,899
Beach	62,228	10,860
Maintenance	12,935	31,681
Rivers and Lakes	18,355	-
Dredging Backlog	196,545	249,149
Demolition	74,087	57,601
Total Backlog	$270,632	$306,750

Great Lakes Dredge & Dock Corporation
Full Year Adjusted EBITDA Guidance Reconciliation to Net Income
For the Year Ended December 31, 2011

	Lower	Upper

Estimated Net income attributable to Great Lakes Dredge & Dock Corporation	$11,900	$14,500
Adjusted for estimated:
Loss on extinguishment of debt	5,145	5,145
Interest expense, net	21,500	21,500
Income taxes	7,200	9,600
Depreciation and amortization	39,255	39,255

Adjusted EBITDA Guidance	$85,000	$90,000

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3772